Exhibit 10.28

February 5, 1999



Mr. George A. Thomas
13695 Timberwyck
Shelby Township, Michigan 48315


Dear George:

As a part of your employment offer, you will be extended a severance package. The terms of this package are as follows:

In the event your employment with Simpson Industries, Inc., is severed within a 12-month period beginning March 1, 1999, for any reason other than "just cause", you will receive 12 months of base salary and certain benefits. The benefits include Health / Dental, Life Insurance and Lease Car. These benefits will terminate at the earlier of 12 months or when such coverage begins at a new employer. In each case, participation in these benefit plans is subject to the terms and conditions of those plans (including employee cost sharing, etc.) Finally, you will also be granted outplacement benefits.

                                  Sincerely,



                                  Roy E. Parrott